Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact: Howard H. Nolan Senior Executive Vice President Chief Financial Officer (631) 537-1001, ext. 7255

BRIDGE BANCORP, INC.

REPORTS SECOND QUARTER 2016 RESULTS

Growth in Loans, Core Deposits and Record Net Income

(Bridgehampton, NY – July 28, 2016) Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank (“BNB”), today announced second quarter results for 2016. Highlights of the Company's financial results for the quarter include:

•	Net income of $8.9 million, an increase of $8.4 million over 2015, and $.50 per diluted share.

•	Returns on average assets and equity were .91% and 10.07%, respectively.

•	Core net income was $9.1 million and $.52 per diluted share, an increase of 69% over 2015.

•	Core returns on average assets and equity were .93% and 10.34%, respectively.

•	Net interest income increased $10.2 million to $30.6 million, with a net interest margin of 3.48%.

•	Total assets of $3.7 billion at June 2016, 9% higher than June 2015.

•	Loan growth of $260 million or 11% compared to June 2015.
•	Deposits of $2.9 billion at June 2016, including $1.1 billion in non-interest bearing demand deposits.
•	Continued solid asset quality metrics and reserve coverage.

•	All capital ratios exceed the fully phased in requirements of Basel III.

•	Declared a dividend of $.23 during the quarter.

“This quarter marked the one year anniversary of the CNB acquisition. This acquisition along with organic growth contributed to our record results. We are also seeing traction with the SBA platform as the Bank recently received Preferred Lender Provider (“PLP”) status helping accelerate the origination process going forward,” noted Kevin M. O’Connor, President and CEO.

Net Earnings and Returns

Net income for the quarter was $8.9 million or $.50 per diluted share, compared to $.5 million or $.04 per diluted share for the second quarter of 2015. The second quarter of 2015 included $5.3 million of costs, net of income taxes, associated with the Community National Bank (“CNB”) acquisition and a reduction in income tax expense of $.4 million associated with New York City tax legislation signed into law on April 13, 2015. Net income for the six months ended June 2016 was $17.5 million or $.99 per diluted share, compared to $5.2 million or $.43 per diluted share in 2015.

Core net income for the second quarter was $9.1 million or $.52 per diluted share, compared to $5.4 million or $.43 per diluted share, for the same period in 2015. Core net income reflects the quarterly results adjusted for certain costs, net of tax, related to the completed CNB acquisition and the tax benefit recorded in 2015. Rising net income reflects the growth in earning assets, generating higher levels of net interest income and offsetting increases in operating expenses. Returns on average assets and equity for the second quarter of 2016 were ..91% and 10.07%, compared to .07% and .91% in 2015, respectively, while core returns on average assets and equity for the second quarter of 2016 were .93% and 10.34%, compared to .86% and 10.50% in 2015, respectively. Return on average tangible common equity for the second quarter of 2016 was 14.83% compared to 1.02% in 2015. Core return on average tangible common equity for the second quarter of 2016 was 15.56% compared to 11.87% in 2015.

Interest income grew for the second quarter of 2016 as average earning assets increased by 53% or $1.2 billion, while the net interest margin decreased to 3.48% from 3.57% in the second quarter of 2015. The net interest margin in both periods reflects greater than expected cash flows associated with acquired purchase credit impaired loans. The increase in average earning assets reflects the acquired assets from CNB as well as organic growth in loans and securities. The decrease in the net interest margin reflects the higher costs of borrowings associated with the $80 million in subordinated debentures issued in September 2015, and federal funds purchased and repos.

The provision for loan losses was $.9 million for the quarter, $.2 million higher than the second quarter of 2015. The higher provision in the second quarter of 2016 is principally due to growth in the loan portfolio. The Company realized net recoveries of $9,000 in the second quarter of 2016, compared to net charge-offs of $.1 million in the second quarter of 2015.

Total non-interest income was $4.3 million for the second quarter of 2016, $1.7 million higher than 2015, driven by an increase in other non-interest income, principally customer fee income, bank-owned life insurance (“BOLI”), net securities gains and gains on sales of the guaranteed portion of Small Business Administration (“SBA”) loans.

Non-interest expense for the second quarter of 2016 decreased to $20.4 million from $22.0 million in 2015, which included $8.2 million in costs associated with the CNB acquisition. Non-interest expenses in 2015 excluding CNB acquisition related costs were $13.8 million. The 2016 non-interest expenses compared to the adjusted 2015 non-interest expenses, reflects higher operating costs associated with the acquired CNB operations and facilities, investments in technology, additional marketing costs, and amortization of CNB related intangible assets. Additionally, the Company’s ratio of operating expenses to average assets decreased to 2.10% in the second quarter of 2016 from 3.52% in 2015. Core operating expenses to average assets decreased to 2.03% in the second quarter of 2016 from 2.20% in 2015.

Balance Sheet and Asset Quality

Total assets were $3.7 billion at June 30, 2016, $.3 billion higher than June 2015. Average earning assets for the second quarter 2016 increased $1.2 billion or 53% compared to June 2015 reflecting both the acquired assets of CNB and organic growth. Total loans at June 2016 of $2.5 billion reflect organic growth of $260 million or 11% over June 2015. This increase in loans was funded by growth in deposits and borrowings including the $80 million in subordinated debentures issued in September 2015. Demand deposits totaled $1.1 billion at June 2016, representing 39% of total deposits and an increase of $144 million or 15% higher than June 2015. Total assets at June 30, 2016 declined $.2 billion compared to March 31, 2016 reflecting the execution of a strategy to deleverage the balance sheet. During the second quarter, the Company sold $235 million of lower yielding securities at a $.4 million gain, paid down $85 million of borrowings, and funded the runoff of $67 million in acquired high rate certificates of deposits, $44 million in loan growth and $30 million in additional BOLI.

Asset quality measures remained strong, as non-performing assets were $2.1 million or .05% of total assets at June 2016 compared to $2.0 million or .06% at June 2015. Non-performing loans of $2.1 million represent .08% of total loans at June 2016, compared to $2.0 million or .09% at June 2015. Loans 30 to 89 days past due increased $1.2 million to $3.8 million at June 2016, with $3.3 million representing CNB acquired loans. Loans past due 90 days and still accruing at June 2016 were comprised of acquired loans of $1.9 million, an increase of $.7 million, compared to June 2015. Additionally, the Company had no other real estate owned (“OREO”) at June 2016 and June 2015.

The allowance for loan losses increased $3.9 million to $22.7 million at June 2016 from $18.8 million as of June 2015. The allowance as a percentage of loans was .90% at June 30, 2016. The allowance as a percentage of BNB originated loans was 1.20% at June 2016, compared to 1.27% at June 2015. This decline reflects an improving economy and increasing collateral values.

Stockholders’ equity grew $24.2 million to $358.1 million at June 2016, compared to $333.9 million at June 2015. The growth reflects earnings, capital raised in connection with the Dividend Reinvestment Plan, and an increase in the fair value of available for sale investment securities, partially offset by shareholders' dividends. The Company's capital ratios exceed all fully phased in capital requirements under the Basel III rules and the Bank remains classified as well capitalized.

“The recent turmoil and volatility in the financial markets and certain events overseas have resulted in historically low interest rates and will likely cause the Federal Reserve to slow the expected pace of increases in short term rates. During the quarter, we executed a strategy to deleverage the balance sheet selling off lower yielding investments at a gain, paying down borrowings and preserving capital to support future loan growth,” noted Mr. O’Connor.

Challenges and Opportunities

“The banking industry continues to be faced with new and complex regulatory requirements. Banking regulators have become increasingly concerned about commercial real estate (“CRE”) concentrations, inclusive of multifamily loans, and related risk management practices. We believe our risk management practices include prudent underwriting, extensive data analytics, stress testing and active monitoring of our CRE portfolio consistent with regulatory expectations. However, community banks today operate in an environment of enhanced regulatory oversight potentially resulting in pressure on revenue growth and higher capital levels,” stated Mr. O’Connor.

“We continue to see emerging growth opportunities in our marketplace as larger, out-of-state competitors acquire local community banks. We welcome the opportunity to compete for customers, especially customers that value the level of service that a true community bank like BNB can provide.”

“In recognition of these challenges and opportunities, and as a result of our internal Believe iN Beyond initiative, we have realigned certain organizational responsibilities. I am pleased to announce that Howard H. Nolan has been named Chief Operating Officer and that John M. McCaffery will become Chief Financial Officer, following the filing of our Form 10-Q in August. In addition to their new roles, Howard will retain his role as Corporate Secretary and John will continue as Treasurer,” commented Mr. O’Connor.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank ("BNB"). Established in 1910, BNB, with assets of approximately $3.7 billion, operates 40 retail branch locations serving Long Island and the greater New York metropolitan area. In addition, the Bank operates two loan production offices: one in Manhattan, and one in Riverhead, New York. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB's wholly owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc. offers financial planning and investment consultation. For more information visit www.bridgenb.com.

BNB also has a rich tradition of involvement in the community, supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements, in addition to historical information, involve risk and uncertainties, and are based on the beliefs, assumptions and expectations of management of the Company. Words such as “expects,” “believes,” “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements. Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies. The Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; an unexpected increase in operating costs; expanded regulatory requirements as a result of the Dodd-Frank Act; difficulties related to the integration of the businesses following the CNB merger, which could adversely affect operating results; and other risk factors discussed elsewhere, and in our reports filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Condition (unaudited)

(In thousands, except per share amounts and financial ratios)

	June 30,	December 31,	June 30,
	2016	2015	2015
ASSETS
Cash and Due from Banks	$50,581	$79,750	$56,966
Interest Earning Deposits with Banks	29,015	24,808	19,229
Total Cash and Cash Equivalents	79,596	104,558	76,195
Securities Available for Sale, at Fair Value	627,083	800,203	619,472
Securities Held to Maturity	222,058	208,351	221,756
Total Securities	849,141	1,008,554	841,228
Securities, Restricted	20,894	24,788	15,079
Loans Held for Investment	2,524,926	2,410,774	2,265,276
Allowance for Loan Losses	(22,708)	(20,744)	(18,818)
Loans, net	2,502,218	2,390,030	2,246,458
Premises and Equipment, net	34,712	39,595	40,025
Goodwill and Other Intangible Assets	113,038	106,821	104,559
Other Real Estate Owned	-	250	-
Accrued Interest Receivable and Other Assets	143,686	107,363	104,434
Total Assets	$3,743,285	$3,781,959	$3,427,978

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand Deposits	$1,111,993	$1,156,882	$967,612
Savings, NOW and Money Market Deposits	1,551,191	1,393,888	1,481,360
Certificates of Deposit of $100,000 or more	101,542	167,750	193,911
Other Time Deposits	88,937	125,105	140,697
Total Deposits	2,853,663	2,843,625	2,783,580
Federal Funds Purchased and Repurchase Agreements	200,895	170,891	96,573
Federal Home Loan Bank Advances	198,842	297,507	175,175
Subordinated Debentures	78,432	78,363	-
Junior Subordinated Debentures	15,525	15,878	15,875
Other Liabilities and Accrued Expenses	37,847	34,567	22,868
Total Liabilities	3,385,204	3,440,831	3,094,071
Total Stockholders' Equity	358,081	341,128	333,907
Total Liabilities and Stockholders' Equity	$3,743,285	$3,781,959	$3,427,978

Selected Financial Data:
Tangible Book Value Per Share (1)	$14.04	$13.47	$13.20
Common Shares Outstanding	17,459	17,389	17,370

Capital Ratios:
Total capital to risk weighted assets	13.3%	13.6%	11.1%
Tier 1 capital to risk weighted assets	9.6%	9.9%	10.3%
Common equity tier 1 capital to risk weighted assets	9.1%	9.3%	9.7%
Tier 1 capital to average assets	7.0%	7.6%	10.7%
Tangible common equity to tangible assets (1)	6.8%	6.4%	6.9%

Asset Quality:
Loans 30-89 days past due	$3,764	$1,505	$2,563
Loans 90 days past due and accruing (2)	$1,894	$964	$1,242

Non-performing loans	$2,050	$1,350	$1,973
Other real estate owned	-	250	-
Non-performing assets	$2,050	$1,600	$1,973

Non-performing loans/Total loans	0.08%	0.06%	0.09%
Non-performing assets/Total assets	0.05%	0.04%	0.06%
Allowance/Non-performing loans	1107.71%	1536.59%	953.78%
Allowance/Total loans	0.90%	0.86%	0.83%
Allowance/Originated loans	1.20%	1.21%	1.27%

(1) Excludes goodwill and other intangible assets.

(2) Represents loans acquired in connection with the Community National Bank, FNBNY Bancorp, Inc., and Hamptons State Bank acquisitions.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts and financial ratios)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015

Interest Income	$34,733	$22,380	$68,340	$42,887
Interest Expense	4,143	1,953	8,318	3,765
Net Interest Income	30,590	20,427	60,022	39,122
Provision for Loan Losses	900	700	2,150	1,500
Net Interest Income after Provision for Loan Losses	29,690	19,727	57,872	37,622
Other Non Interest Income	3,449	2,035	6,901	4,386
Title Fee Income	437	492	914	955
Net Securities Gains (Losses)	383	-	449	(10)
Total Non Interest Income	4,269	2,527	8,264	5,331
Salaries and Benefits	10,616	7,557	21,153	15,080
Acquisition Costs	-	8,204	(270)	8,379
Amortization of Other Intangible Assets	672	45	1,348	93
Other Non Interest Expense	9,153	6,228	17,117	11,792
Total Non Interest Expense	20,441	22,034	39,348	35,344
Income Before Income Taxes	13,518	220	26,788	7,609
Provision for Income Taxes	4,664	(243)	9,308	2,383
Net Income	$8,854	$463	$17,480	$5,226
Basic Earnings Per Share	$0.51	$0.04	$1.00	$0.43
Diluted Earnings Per Share	$0.50	$0.04	$0.99	$0.43
Weighted Average Common and Equivalent Shares	17,693	12,186	17,669	11,806

Selected Financial Data:
Return on Average Total Assets	0.91%	0.07%	0.91%	0.44%
Core Return on Average Total Assets (1)	0.93%	0.86%	0.92%	0.87%
Return on Average Stockholders' Equity	10.07%	0.91%	10.03%	5.47%
Core Return on Average Stockholders' Equity (1)	10.34%	10.50%	10.09%	10.75%
Return on Average Tangible Stockholders' Equity (2)	14.83%	1.02%	14.63%	5.99%
Core Return on Average Tangible Stockholders' Equity (1) (2)	15.56%	11.87%	15.05%	11.82%
Net Interest Margin	3.48%	3.57%	3.46%	3.61%
Efficiency	58.09%	94.48%	57.08%	78.26%
Core Efficiency (1)	56.79%	59.11%	56.33%	59.49%
Operating Expense as a % of Average Assets	2.10%	3.52%	2.05%	2.98%
Core Operating Expense as a % of Average Assets (1)	2.03%	2.20%	2.01%	2.27%

(1) See reconciliations of As Reported (GAAP) to Core (Non-GAAP) disclosure provided elsewhere herein.

(2) Tangible Stockholders' Equity excludes goodwill and other intangible assets.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Non-GAAP Disclosure (unaudited)

(In thousands, except per share amounts and financial ratios)

Reconciliation of As Reported (GAAP) and Core (Non-GAAP) financial measures for the three months and six months ended June 30, 2016 and 2015 (1):

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015

Return on Average Total Assets - As Reported	0.91%	0.07%	0.91%	0.44%
Acquisition Costs	0.00%	1.31%	(0.01)%	0.71%
Amortization of Non Compete Agreement	0.03%	0.00%	0.04%	0.00%
Measurement Period Fixed Asset Adjustment (2)	0.00%	0.00%	(0.02)%	0.00%
Income Tax Effect of Adjustments Above	(0.01)%	(0.47)%	0.00%	(0.25)%
Tax Benefit Related to NYC Tax Law Change	0.00%	(0.05)%	0.00%	(0.03)%
Core Return on Average Total Assets	0.93%	0.86%	0.92%	0.87%

Return on Average Stockholders' Equity - As Reported	10.07%	0.91%	10.03%	5.47%
Acquisition Costs	0.00%	16.04%	(0.15)%	8.78%
Amortization of Non Compete Agreement	0.42%	0.00%	0.42%	0.00%
Measurement Period Fixed Asset Adjustment (2)	0.00%	0.00%	(0.18)%	0.00%
Income Tax Effect of Adjustments Above	(0.15)%	(5.76)%	(0.03)%	(3.13)%
Tax Benefit Related to NYC Tax Law Change	0.00%	(0.69)%	0.00%	(0.37)%
Core Return on Average Stockholders' Equity	10.34%	10.50%	10.09%	10.75%

Return on Average Tangible Common Equity - As Reported	14.83%	1.02%	14.63%	5.99%
Acquisition Costs	0.00%	18.04%	(0.23)%	9.60%
Amortization of Other Intangible Assets	1.12%	0.10%	1.13%	0.11%
Measurement Period Fixed Asset Adjustment (2)	0.00%	0.00%	(0.26)%	0.00%
Income Tax Effect of Adjustments Above	(0.39)%	(6.52)%	(0.22)%	(3.48)%
Tax Benefit Related to NYC Tax Law Change	0.00%	(0.77)%	0.00%	(0.40)%
Core Return on Average Tangible Common Equity	15.56%	11.87%	15.05%	11.82%

Efficiency Ratio - As Reported	58.09%	94.48%	57.08%	78.26%
Non Interest Expense (Operating Expense) - As Reported	$20,441	$22,034	$39,348	$35,344
Less: Acquisition Costs	-	8,204	(270)	8,379
Less: Amortization of Other Intangible Assets	672	45	1,348	93
Less: Measurement Period Fixed Asset Adjustment (2)	-	-	(309)	-
Core Non Interest Expense (Core Operating Expense)	$19,769	$13,785	$38,579	$26,872
Net Interest Income (fully taxable equivalent)	30,922	20,795	$60,672	$39,830
Non Interest Income - As Reported	4,269	2,527	8,264	5,331
Less: Net Securities Gains (Losses)	383	-	449	(10)
Core Total Revenues for Efficiency Ratio	$34,808	$23,322	$68,487	$45,171
Core Efficiency Ratio	56.79%	59.11%	56.33%	59.49%

Operating Expense as a % of Average Assets - As Reported	2.10%	3.52%	2.05%	2.98%
Acquisition Costs	0.00%	(1.31)%	0.01%	(0.70)%
Amortization of Other Intangible Assets	(0.07)%	(0.01)%	(0.07)%	(0.01)%
Measurement Period Fixed Asset Adjustment (2)	0.00%	0.00%	0.02%	0.00%
Core Operating Expense as a % of Average Assets	2.03%	2.20%	2.01%	2.27%

	Three months ended				Six months ended
	June 30,				June 30,
	2016		2015		2016		2015

Net Income/Diluted Earnings Per Share - As Reported	$8,854	$0.50	$463	$0.04	$17,480	$0.99	$5,226	$0.43
Adjustments:
Acquisition Costs	-	-	8,204	0.66	(270)	(0.01)	8,379	0.69
Amortization of Non Compete Agreement	365	0.02	-	-	730	0.04	-	-
Measurement Period Fixed Asset Adjustment (2)	-	-	-	-	(309)	(0.02)	-	-
Income Tax Effect of Adjustments Above	(128)	-	(2,944)	(0.24)	(53)	-	(2,995)	(0.24)
Tax Benefit Related to NYC Tax Law Change	-	-	(351)	(0.03)	-	-	(351)	(0.03)
Core Net Income/Core Diluted Earnings Per Share	$9,091	$0.52	$5,372	$0.43	$17,578	$1.00	$10,259	$0.85

(1) The tables above provide a reconciliation of GAAP (As Reported) and non-GAAP (Core) financial measures. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

(2) A fixed asset measurement period adjustment for $0.3 million was recorded in 2016 related to the recovery of depreciation expense recorded in 2015.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance Sheets And Average Rate Data (unaudited)

(Dollars in thousands)

	Three months ended June 30,
	2016			2015
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$2,497,858	$29,327	4.72%	$1,543,555	$18,605	4.83%
Securities	1,043,113	5,703	2.20	775,697	4,132	2.14
Federal funds sold	-	-	-	32	-	-
Deposits with banks	28,916	35	0.49	13,885	11	0.32
Total interest earning assets	3,569,887	35,065	3.95	2,333,169	22,748	3.91
Non interest earning assets:
Other Assets	353,336			179,659
Total assets	$3,923,223			$2,512,828

Interest bearing liabilities:
Deposits	$1,819,083	$1,528	0.34%	$1,288,363	$1,180	0.37%
Federal funds purchased and repurchase agreements	182,240	293	0.65	108,764	92	0.34
Federal Home Loan Bank advances	335,696	844	1.01	134,459	339	1.01
Subordinated Debentures	78,409	1,135	5.82	-	-	-
Junior Subordinated Debentures	15,876	343	8.69	15,875	342	8.64
Total interest bearing liabilities	2,431,304	4,143	0.69	1,547,461	1,953	0.51
Non interest bearing liabilities:
Demand deposits	1,101,229			744,319
Other liabilities	37,066			15,933
Total liabilities	3,569,599			2,307,713
Stockholders' equity	353,624			205,115
Total liabilities and stockholders' equity	$3,923,223			$2,512,828

Net interest income/interest rate spread		30,922	3.26%		20,795	3.40%

Net interest earning assets/net interest margin	$1,138,583		3.48%	$785,708		3.57%

Less: Tax equivalent adjustment		(332)			(368)

Net interest income		$30,590			$20,427

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance Sheets And Average Rate Data (unaudited)

(Dollars in thousands)

	Six months ended June 30,
	2016			2015
			Average			Average
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$2,460,678	$57,374	4.69%	$1,447,309	$35,207	4.91%
Securities	1,035,794	11,544	2.24	765,142	8,370	2.21
Federal funds sold	-	-	-	16	-	-
Deposits with banks	30,413	72	0.48	13,295	18	0.27
Total interest earning assets	3,526,885	68,990	3.93	2,225,762	43,595	3.95
Non interest earning assets:
Other Assets	331,953			163,588
Total assets	$3,858,838			$2,389,350

Interest bearing liabilities:
Deposits	$1,835,724	$3,215	0.35%	$1,242,910	$2,255	0.37%
Federal funds purchased and repurchase agreements	144,498	478	0.67	114,942	238	0.42
Federal Home Loan Bank advances	311,671	1,671	1.08	110,207	589	1.08
Subordinated Debentures	78,392	2,270	5.82	-	-	-
Junior Subordinated Debentures	15,877	684	8.66	15,874	683	8.68
Total interest bearing liabilities	2,386,162	8,318	0.70	1,483,933	3,765	0.51
Non interest bearing liabilities:
Demand deposits	1,085,086			697,736
Other liabilities	37,128			15,161
Total liabilities	3,508,376			2,196,830
Stockholders' equity	350,462			192,520
Total liabilities and stockholders' equity	$3,858,838			$2,389,350

Net interest income/interest rate spread		60,672	3.23%		39,830	3.44%

Net interest earning assets/net interest margin	$1,140,723		3.46%	$741,829		3.61%

Less: Tax equivalent adjustment		(650)			(708)

Net interest income		$60,022			$39,122